Exhibit 99.1

NEWS RELEASE	1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME OF $1.8 MILLION FOR SECOND QUARTER 2019

Richardson, Texas – August 12, 2019 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2019.

Intrusion’s net income was $1.8 million in the second quarter 2019, compared to a net income of $474 thousand in the second quarter 2018 and net income of $947 thousand in the first quarter 2019.

Revenue for the second quarter 2019 was $4.0 million compared to $2.4 million in the second quarter 2018 and $3.2 million for the first quarter 2019.

Gross profit margin was 60 percent of revenue in the second quarter of 2019 compared to 61 percent in the second quarter 2018 and 60 percent in the first quarter 2019.

Intrusion’s second quarter 2019 operating expenses were $0.7 million compared to $0.9 million in the second quarter 2018 and $0.9 million in the first quarter 2019. Operating expenses benefited from a $200 thousand reduction in second quarter sales and marketing expense due to a reimbursement of a prior period expense from a customer. Operating expenses also benefited from reduced sales and marketing expenses associated with shifting expenses to cost of sales for current projects. It is expected that sales and marketing expense will return to more traditional levels in the third quarter 2019.

As of June 30, 2019, Intrusion reported cash and cash equivalents of $1.5 million, working capital of $1.4 million and debt of $91 thousand.

“Our balance sheet continues to improve with loan payable to officer paid in full, compared to a balance of $1.8 million at year end 2018, and a cash balance of $1.5 million at June 30, 2019. Orders for the second quarter 2019 totaled $2.9 million, all from existing customers,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 19, 2019 by calling 1-855-859-2056 or 1-800-585-8367. At the replay prompt, enter conference identification number 6866927. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

Intrusion

Second Quarter 2019 Results

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high-speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Second Quarter 2019 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$1,477	$1,652
Accounts receivable	2,705	1,967
Prepaid expenses	325	91
Total current assets	4,507	3,710

Noncurrent Assets
Property and equipment, net	314	200
Finance leases right-of-use asset, net	89	121
Operating leases right-of-use asset, net	1,467	—
Other assets	38	38
Total noncurrent assets	1,908	359
TOTAL ASSETS	$6,415	$4,069

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$1,568	$1,596
Dividends payable	20	594
Finance leases liability, current portion	48	58
Operating lease liability, current portion	271	—
Deferred revenue	1,183	1,004
Total current liabilities	3,090	3,252

Noncurrent Liabilities
Loan payable to officer	—	1,815
Finance leases liability, noncurrent portion	43	64
Operating lease liability, noncurrent portion	1,460	—
Total noncurrent liabilities	1,503	1,879

Stockholders' Equity (Deficit):
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200
Liquidation preference of $1,012 in 2019 and $1,213 in 2018	707	707
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,155 in 2019 and $1,385 in 2018	724	724
Series 3 shares issued and outstanding – 289 Liquidation preference of $633 in 2019 and $760 in 2018	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,539 in 2019 and 13,259 in 2018 Outstanding shares – 13,529 in 2019 and 13,249 in 2018	135	133
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,785	56,609
Accumulated deficit	(56,536)	(59,242)
Accumulated other comprehensive loss	(43)	(43)
Total stockholders' equity (deficit)	1,822	(1,062)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,415	$4,069

Intrusion

Second Quarter 2019 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$4,020	$2,369	$7,211	$4,632
Cost of revenue	1,590	926	2,874	1,778

Gross profit	2,430	1,443	4,337	2,854

Operating expenses:
Sales and marketing	46	431	458	845
Research and development	296	200	477	503
General and administrative	321	290	652	585

Operating income	1,767	522	2,750	921

Interest expense, net	(9)	(48)	(44)	(101)

Income before income taxes	1,758	474	2,706	820

Income tax provision	—	—	—	—

Net income	$1,758	$474	$2,706	$820

Preferred stock dividends accrued	(35)	(35)	(69)	(69)
Net income attributable to common stockholders	$1,723	$439	$2,637	$751

Net income per share attributable to common stockholders:
Basic	$0.13	$0.03	$0.20	$0.06
Diluted	$0.11	$0.03	$0.17	$0.05

Weighted average common shares outstanding:
Basic	13,523	13,017	13,466	12,982
Diluted	15,371	14,791	15,314	14,756